Exhibit (m)(3)(o)
SCHEDULE A
(to the Class C Distribution and Service Plan – Pacific Life Funds)
Class C Shares:
PL Portfolio Optimization Conservative Fund
PL Portfolio Optimization Moderate-Conservative Fund
PL Portfolio Optimization Moderate Fund
PL Portfolio Optimization Moderate-Aggressive Fund
PL Portfolio Optimization Aggressive Fund
PL Money Market Fund
PL Income Fund
PL Floating Rate Income Fund
PL High Income Fund
PL Short Duration Income Fund
PL Strategic Income Fund
PL Alternative Strategies Fund
PL Limited Duration High Income Fund
Effective: August 1, 2013